UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 9, 2009 (September 9, 2009)
Corrections Corporation of America

(Exact name of registrant as specified in its charter)

Maryland	001-16109	62-1763875

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
10 Burton Hills Boulevard, Nashville, Tennessee 37215

(Address of principal executive offices) (Zip Code)
(615) 263-3000

(Registrant’s telephone number, including area code)
Not Applicable

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Item 8.01. Other Events.
Item 9.01. Financial Statements and Exhibits.
SIGNATURE
EXHIBIT INDEX
EX-10.1
EX-99.1

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Corrections Corporation of America (the “Company”) has appointed Brian Collins as Executive Vice President and Chief Human Resources Officer of the Company, effective September 14, 2009. Mr. Collins will succeed William K. Rusak who earlier this year announced his decision to retire from the Company. Mr. Rusak has agreed to remain with the Company through June 2010 to provide assistance with the transition and other human resources related matters.
     Since joining the Company in June 2006, Mr. Collins, age 52, has served as the Company’s Vice President, Operations, a role that has provided him insight to operations and staffing needs in a correctional setting, as well as an understanding of the specialized training and career development required of corrections professionals. Prior to joining the Company, Mr. Collins served for 25 years in a variety of roles with Wal-Mart Stores, Inc., including personnel training and development, field operations and support management. Mr. Collins holds a Bachelor of Business Administration from the University of Arkansas at Pine Bluff and serves on the Alcohol and Drug Council Board of Middle Tennessee.
     In connection with his appointment, the Company entered into an employment agreement with Mr. Collins. The material terms of Mr. Collins’s employment agreement are generally as described below, subject in all respects to the terms and conditions of the employment agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein in its entirety by this reference.
     Duties. Mr. Collins will serve as Executive Vice President and Chief Human Resources Officer of the Company and such other office or offices to which he may be appointed or elected by the Board of Directors of the Company. Subject to the direction and supervision of the Board of Directors of the Company, Mr. Collins will perform such duties as are customarily associated with the offices of the Executive Vice President and Chief Human Resources Officer and such other offices to which he may be appointed or elected by the Board of Directors.
     Term. Subject to the termination provisions described below, the term of the employment agreement expires on December 31, 2009 and is subject to three one-year automatic renewals unless either party gives not less than 60 days prior written notice to the other party that it is electing not to extend the agreement.
     Compensation. The agreement provides an annual base salary of $248,310 as well as customary benefits, including bonuses pursuant to the Company’s cash compensation incentive plans (assuming applicable performance targets are met), stock options or restricted stock awards pursuant to the Company’s equity incentive plans, life and health insurance, and reimbursement for membership fees in connection with memberships in professional and civic organizations which are approved in advance by the Company. Pursuant to the terms of the agreement, the Company will also reimburse Mr. Collins for all reasonable travel and other business expenses incurred by Mr. Collins in performance of his duties. Compensation payable under the agreement is subject to annual review by the Board of Directors, or a committee or subcommittee thereof to which compensation matters have been delegated, and may be increased based on Mr. Collins’s personal performance and the performance of the Company.
     Termination of Agreement. Under the agreement, if the Company terminates the employment of Mr. Collins with “cause,” it is only required to pay Mr. Collins his salary earned through the date of such termination. If the Company terminates the employment of Mr. Collins without “cause,” including non-renewal by the Company, the Company generally is required to pay a cash severance payment equal to Mr. Collins’s annual base salary then in effect, payable in accordance with a predetermined schedule based on the date of termination. In the event of termination in connection with a “change in control,” whether by resignation or otherwise, Mr. Collins will be entitled to receive (i) a lump sum cash payment equal to 2.99 times his base salary then in effect, (ii) certain tax reimbursement payments, and (iii) coverage under existing life, medical, disability, and health insurance plans for a period of one year.
     Non-Competition. Pursuant to the terms of the agreement, Mr. Collins is prohibited from competing with the Company during the term of his employment and for a period of one year following termination of employment. Mr. Collins is also subject to certain confidentiality and non-disclosure provisions during this period.
Item 8.01. Other Events.
     On September 9, 2009, the Company issued a press release announcing the new executive officer appointment. A copy of the press release is attached hereto as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.
10.1	Employment Agreement, dated as of September 9, 2009, with Brian Collins.

99.1	Press Release dated September 9, 2009.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: September 9, 2009	CORRECTIONS CORPORATION OF AMERICA
	By:	/s/ Todd J Mullenger
Todd J Mullenger
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

No.	Exhibit

10.1	Employment Agreement, dated as of September 9, 2009, with Brian Collins.

99.1	Press Release dated September 9, 2009.